MELI Kaszek Pioneer Corp 8-K

Exhibit 99.2

Dear Shareholders,

After thorough deliberations and in-depth analyses, we have concluded that the best course of action to honor the trust and confidence you have placed in us is to proceed with the liquidation of MELI Kaszek Pioneer Corp (MEKA) and to return capital to you.

We still firmly believe in our initial investment thesis: generating long term returns within the Latin American technology ecosystem through partnering with exceptional entrepreneurs to facilitate their transition from private to public markets, whilst leveraging MercadoLibre's commercial and operational support and Kaszek's validation and advice. However, it has become clear to us that the current condition of capital markets, and the timeframe offered by the SPAC product, have not aligned to deliver the outcomes we anticipated.

As soon as we launched MEKA in 2021, we engaged in meaningful discussions with companies that we hold in high regard. In the context of an increasingly aggressive bull market, however, private investors were consistently willing to offer those companies financing alternatives at higher valuations. This made it very difficult to pursue potential transactions that would generate the returns that we considered appropriate for the benefit of our investors.

Subsequently, the market shifted into a bearish cycle, characterized by diminished interest in new stories and IPOs, and increased scrutiny of SPACs. In this context, entrepreneurs leading fundamentally solid companies opted to focus on internal improvements, extending their financing needs into the long term, and postponing their IPO plans. Moreover, the attractive deals we did encounter were with companies either (a) too small to deliver the liquidity profile we deem appropriate for public markets, or (b) too early in their development cycles, and thus presented risk profiles more compatible with mid-stage venture capital or bullish phases in public markets.

In this market context, our extensive search efforts did not suffice. We engaged in significant conversations with 50 potential companies, held advanced discussions with 24, performed in-depth diligence, analysis and structuring work on 8, and signed MOUs with 2; and yet we were unable to close on a transaction that met our high standards within our framework. While extending MEKA could have been a viable alternative, we believe that it would require more time than initially indicated to our shareholders when their decision to invest alongside us was made. Furthermore, the limited time extension permitted by the SPAC product did not provide sufficient assurance of extending our search process into a more constructive market environment that would enhance our prospects of finding a compelling combination.

We deeply appreciate your support and trust throughout this journey, and we want to assure you that your interests remain our utmost priority. By liquidating MEKA and returning capital to our shareholders, we aim to honor the commitment we made to you when you invested in our SPAC: to be efficient custodians of your funds.

We trust that you will understand this course of action, and are truly grateful for that. We also remain committed to pursuing new opportunities that align with our shared vision for the future. If you have any questions or concerns, please do not hesitate to reach out.

Thank you for your continued support.

Sincerely,

The MELI Kaszek Pioneer Team